EXHIBIT 15.1

Our ref	RDS/604835-000001/26250102v2
Direct	+852 2971 3046
Email	richard.spooner@maples.com

The9 Limited

17 Floor, No. 130 Wu Song Road

Hong Kou District, Shanghai 201203

People’s Republic of China

1 May 2023

Dear Sir or Madam

The9 Limited (the "Company")

We consent to the reference to our firm under the heading "Item 10. Additional Information — E. Taxation — Cayman Islands Taxation" in the Company’s Annual Report on Form 20-F for the year ended December 31, 2022 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of May 2023, and further consent to the incorporation by reference of our opinions under these headings into the Registration Statements on Form S-8 (No. 333-127700, No. 333-156306, No. 333-168780, No. 333-210693, No. 333-217190, No. 333-231105 and No. 333-259135) of the Company.

We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP